Exhibit II
to
Schedule 13G
Joint Filing Agreement
The undersigned persons agree and consent to the joint filing on their behalf of this Schedule 13G dated June 10, 2011 in connection with their beneficial ownership of Microsemi Corp. Columbia Management Investment Advisers, LLC authorizes Ameriprise Financial, Inc. to execute the Schedule 13G to which this Exhibit is attached and make any necessary amendments thereto.

Ameriprise Financial, Inc.
By:	/s/ Wade M. Voigt
Wade M. Voigt
Director — Fund Administration

Columbia Management Investment Advisers, LLC
By:	/s/ Amy Johnson
Amy Johnson
Chief Operating Officer

June 10, 2011
John Hohener
Microsemi Corp.
2381 Morse Ave.
Irvine, CA 92614
RE: Amended — Schedule 13G
Enclosed pursuant to Rule 13d-1(b) under the Securities Exchange Act of 1934 is a report on Schedule 13G reporting beneficial ownership at May 31, 2011 by Ameriprise Financial, Inc. and its related entities in Common Stock of Microsemi Corp.
Sincerely,
Wade M. Voigt
Director — Fund Administration
Enclosure